Exhibit 99.1

Contacts:

Investors	Media
Traci McCarty	Andrew Villani
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(628) 269-7393

BioMarin Announces Global Settlement with Ascendis Pharma A/S; Ascendis Will Pay Royalties to BioMarin on Yuviwel Sales in U.S., EU, Brazil and South Korea

Agreement Resolves all Pending Patent-Related Proceedings Between BioMarin and Ascendis

SAN RAFAEL, Calif., August 30, 2026 /PRNewswire/ — BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) today announced that it has entered into binding terms with Ascendis Pharma A/S, resolving the patent and ancillary disputes pending globally, including before the U.S. International Trade Commission (ITC) concerning Ascendis’s Yuviwel. As part of the agreement, Ascendis will pay BioMarin a royalty equal to 20% of net sales of Yuviwel in the U.S., retroactive to the first commercial sale, and 18% of net sales in the European Union, Brazil and South Korea until May 2030.

“This outcome incentivizes companies like BioMarin to keep investing in the kind of long-term innovation that is critical to bringing breakthrough treatments to the people who need them,” said Alexander Hardy, President and Chief Executive Officer of BioMarin. “We have spent decades focused on understanding the underlying biology of rare genetic conditions, building the deep scientific expertise that led to our development of six first-in-disease medicines for patients. We look forward to continuing to innovate, bringing forward the next generation of medicines for people with serious genetic conditions, and building on our ongoing momentum for children with achondroplasia.”

The scope of the settlement includes a license for BioMarin’s patents that relate to Yuviwel for all current and potential indications, including achondroplasia and hypochondroplasia. It also covers the use of Yuviwel in combination with other medicines. Under the terms of the agreement, BioMarin will dismiss the pending Section 337 investigation before the ITC and the parties will resolve all claims relating to the asserted intellectual property, including litigation pending in Brazil, Denmark, Germany, South Korea and the Northern District of California.

Reaching this agreement recognizes the value of BioMarin’s pioneering innovations in C-type natriuretic peptide (CNP) technology, including the development of VOXZOGO® (vosoritide), while providing a framework that enables continued access to medicine for children with achondroplasia around the world.

About BioMarin

BioMarin is a leading, global rare disease biotechnology company focused on delivering medicines for people living with genetically defined conditions. Founded in 1997, the San Rafael, California-based company has a proven track record of innovation, with nine commercial therapies and a strong clinical and preclinical pipeline. Using a distinctive approach to drug discovery and development, BioMarin seeks to unleash the full potential of genetic science by pursuing category-defining medicines that have a profound impact on patients. To learn more, please visit www.biomarin.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including without limitation, statements about: the settlement and license agreement with Ascendis Pharma A/S, including expected benefits of such agreement and anticipated royalty payments, and future commercialization of licensed products and BioMarin’s expectations to continue to innovate, bringing forward the next generation of medicines for people with serious genetic conditions, and building on its momentum for children with achondroplasia. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s ability to enforce the agreement; actual sales of licensed products; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, as such factors may be updated by any subsequent reports. Investors are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin® and VOXZOGO® are registered trademarks of BioMarin Pharmaceutical Inc.